Exhibit 3.1

Amendment No. 1 to the

Fourth Amended and Restated Articles of Incorporation

of SITE Centers Corp.

RESOLVED, that SITE Centers Corp.’s Fourth Amended and Restated Articles of Incorporation will be amended as set forth below, effective as of 5:00 p.m., Eastern Time, on August 16, 2024:

The first three paragraphs of ARTICLE FOURTH shall be amended and restated as follows:

FOURTH: The authorized number of shares of the Corporation is 86,000,000, consisting of 75,000,000 common shares, $0.10 par value per share (hereinafter called “Common Shares”), 750,000 Class A Cumulative Preferred Shares, without par value (hereinafter called “Class A Shares”), 750,000 Class B Cumulative Preferred Shares, without par value (hereinafter called “Class B Shares”), 750,000 Class C Cumulative Preferred Shares, without par value (hereinafter called “Class C Shares”), 750,000 Class D Cumulative Preferred Shares, without par value (hereinafter called “Class D Shares”), 750,000 Class E Cumulative Preferred Shares, without par value (hereinafter called “Class E Shares”), 750,000 Class F Cumulative Preferred Shares, without par value (hereinafter called “Class F Shares”), 750,000 Class G Cumulative Preferred Shares, without par value (hereinafter called “Class G Shares”), 750,000 Class H Cumulative Preferred Shares, without par value (hereinafter called “Class H Shares”), 750,000 Class I Cumulative Preferred Shares, without par value (hereinafter called “Class I Shares”), 750,000 Class J Cumulative Preferred Shares, without par value (hereinafter called “Class J Shares”), 750,000 Class K Cumulative Preferred Shares, without par value (hereinafter called “Class K Shares”), 750,000 Noncumulative Preferred Shares, without par value (hereinafter called “Noncumulative Shares”), and 2,000,000 Cumulative Voting Preferred Shares, without par value (hereinafter called “Voting Preferred Shares”). The Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and Voting Preferred Shares are sometimes collectively referred to herein as the “Cumulative Shares.”

Effective as of 5:00 p.m., Eastern Time, on August 16, 2024 (the “Effective Time”), each four of the Common Shares issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one Common Share. Each outstanding share certificate that, immediately prior to the Effective Time, represented one or more Common Share shall, thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole Common Shares equal to the product of (x) the number of Common Shares represented by such certificate immediately prior to the Effective Time and (y) one fourth, rounded down to the nearest whole integer; and Common Shares held in uncertificated form shall be treated in the same manner. No fractional shares shall be issued in connection with such combination and conversion and, in lieu thereof, any holder of less than one Common Share shall, upon due surrender to the Corporation, be entitled to receive a cash payment equal to its pro rata portion of the net proceeds of the open market sale of all fractional Common Shares that would otherwise be issued, aggregated into whole Common Shares, at prevailing market prices.

At the Effective Time, the stated capital of the Common Shares shall be reduced proportionately to the reduction in the number of issued and outstanding Common Shares.